SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Highland Income Fund

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HIGHLAND INCOME FUND

Supplement dated July 1, 2021 to the Proxy Statement dated June 14, 2021

This Supplement provides new and additional information beyond that contained in the Proxy Statement and should be read in conjunction with the Fund’s Proxy Statement.

In accordance with Article V, Section 3, of the Fund’s Declaration of Trust, in the last paragraph on page 1 of the Proxy Statement, the following sentence is hereby deleted:

“The presence in person or by proxy of the holders of a majority of the shares of the Fund entitled to vote shall constitute a quorum (“Quorum”) for the Fund’s Annual Meeting.” and is replaced by the following sentence: “The presence in person or by proxy of the holders of 30% of the shares of the Fund entitled to vote shall constitute a quorum (“Quorum”) for the Fund’s Annual Meeting.”

In accordance with Article V, Section 3, of the Fund’s Declaration of Trust, in the Vote Required for Election of Trustee section on page 2 of the Proxy Statement, the following sentence is hereby deleted: “For a Class III Trustee of the Fund, the election requires the affirmative vote of the holders of a majority of the Common and Preferred Shares of the Fund, voting as a single class, and represented in person or by proxy at the Annual Meeting and entitled to vote.” and is replaced by the following sentence: “For a Class III Trustee of the Fund, the election requires the affirmative vote of the holders of a plurality of the Common and Preferred Shares of the Fund, voting as a single class, and represented in person or by proxy at the Annual Meeting and entitled to vote.”

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